Exhibit 99.1

National Beverage Announces Earnings Growth in First Quarter

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--National Beverage Corp. (NASDAQ:FIZZ) today reported financial results for its first quarter ended August 2, 2008:

  Revenues moved to $152.9 million;
  Operating income improved 10% to $11.9 million; and
  Net income grew 8% to $7.8 million, or $.17 per share.

“The continuing strategy to protect margins while compensating for carbonated soft drink (CSD) declines produced growth in both operating and net income for this period,” stated Chairman and Chief Executive Officer, Nick A. Caporella.

“Our volume for the LaCroix line continues to have moderate double-digit growth and the rollout of Àsanté vitamin-enhanced water is on target. These non-CSD products are compensating for the volume decline in retailer branded cases and the temporary softness of our Shasta and Faygo brands, the latter due to the recent curtailment of promotional activity by some retailers,” continued Caporella.

“While this quarter witnessed ‘see-saw’ swings in raw materials, cost increases moderated somewhat and energy costs have stabilized or moved slightly lower, causing a more favorable view ahead. The current economic conditions have impacted our ‘highly leveraged’ competitors giving our major retail partners reason to embrace our brand-related strategic alliance platform. Our manufacturing capacity/location advantage, combined with our strong balance sheet, gives our retail partners confidence that they made the Right Choice,” concluded Caporella.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products consisting of – Energy Drinks and Fortified Powders, functionally enhanced juices and waters, and new-to-come beverage supplements are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

National Beverage Corp. Consolidated Results for the Three Months Ended August 2, 2008 and July 28, 2007 (in thousands, except per share amounts)

	Three Months Ended
	August 2,	July 28,
	2008	2007

Net Sales	$152,927	$151,764

Net Income	$7,751	$7,185

Net Income Per Share
Basic	$.17	$.16
Diluted	$.17	$.16

Average Common Shares Outstanding
Basic	45,982	45,812
Diluted	46,135	46,123

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

CONTACT:
National Beverage Corp., Fort Lauderdale
Grace A. Keene, Office of the Chairman, 954-581-0922